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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE
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                   GRAND UNION SELLS $40 MILLION OF PREFERRED STOCK


    WAYNE, NJ, SEPT. 17, 1996 --- The Grand Union Company today concluded the sale of $40 million of a total of $100 million of 8.5% Class A convertible preferred stock to an investment group over an 18-month period. The conversion price of the preferred stock is $7.25 per share.

    Under an agreement approved by Grand Union's Board of Directors on July 30, the newly-issued stock is being sold to an investment group consisting of Trefoil Capital Investors II, L.P., and GE Investment Private Placement Partners II, A Limited Partnership. Trefoil is an affiliate of Shamrock Capital Advisors, Inc., an investment manager organized by senior executives of Shamrock Holdings, Inc., the investment vehicle of the Roy E. Disney family. GE Investment Private Placement Partners II is an investment vehicle for institutional investors and its general partner is GE Investment Management, Inc.

    Pursuant to the agreement, the investment group will immediately purchase $40 million of Grand Union convertible stock and will make subsequent $20 million purchases on February 25, 1997, August 25, 1997, and February 25, 1998. Dividends are payable quarterly in cash, additional shares of convertible preferred stock or common stock.

    Roger E. Stangeland, Chairman of the Board, said "The infusion of new capital into our Company allows us to accelerate our capital spending program during the next three years. We are especially pleased by the vote of confidence that our new investors are placing in the future of Grand Union. "

    Joseph J. McCaig, President and Chief Executive Officer, said the new capital, together with internally generated funds, currently is expected to allow the Company to complete approximately 78 projects over the next three years.

    "The cornerstone of our development efforts, " Mr. McCaig said, "will be the renovation of existing stores through our M.A.S.T.E.R.S. concept (Maximize All

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Space, Totally Expand the Right Stuff) which has proven so successful in our test stores." The Company's three year capital plan anticipates 50 M.A.S.T.E.R.S. renovations and 28 other projects including new stores, replacement stores and enlargements of existing stores.

    Reflecting its new equity partners, Grand Union's Board of Directors has been reorganized. The new Board includes Mr. Stangeland, who has been asked to continue as Chairman; Clifford A. Miller, a Senior Consultant to Shamrock Holdings, Inc.; Geoffrey T. Moore, a Managing Director of Shamrock Capital Advisors; James J. Costello, retired Comptroller and Chief Accounting Officer of the General Electric Company, and J. Richard Stonesifer, retired Senior Vice President of the General Electric Company and Chief Executive Officer of GE Appliances.

    Continuing as Board members will be Mr. McCaig, Daniel E. Josephs, former President and Chief Operating Officer of Dominick's Finer Foods; William G. Kagler, former President of The Kroger Company, and David Y. Ying, a Managing Director at Donaldson, Lufkin and Jenrette.

    The Company currently operates 228 retail food stores under the Grand Union name in six Northeastern states. Shares of its common stock are traded on the NASDAQ National Market under the ticker symbol GUCO.


    With the exception of historical information, the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the competitive environment in which the Company operates, the Company's ability to complete its capital expenditure program on a timely basis and the general economic conditions in the geographic areas in which the Company operates.